Exhibit 10.2

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED

agreement of limited partnership

OF

Azure midstream partners, lp

This Second Amendment (this "Amendment") to Second Amended and Restated Agreement of Limited Partnership of Azure Midstream Partners, LP, dated as of March 30, 2016 (the "Effective Date"), is entered into by Azure Midstream Partners GP, LLC, a Delaware limited liability company (the "General Partner") and the general partner of Azure Midstream Partners, LP, a Delaware limited partnership (the "Partnership").  Capitalized terms used but not defined herein are used as defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 27, 2015, as amended by the First Amendment thereto, dated as of May 19, 2015 (as so amended, the "Partnership Agreement").

RECITALS

WHEREAS,  Section 13.1(d) of the Partnership Agreement provides that, subject to certain exceptions, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect;

WHEREAS, the Partnership and certain of its subsidiaries desire to enter into a settlement (the "Transaction") with NuDevco Midstream Development, LLC ("NuDevco Midstream Development"), Associated Energy Services, LP ("AES"), and Marlin IDR Holdings, LLC, a Delaware limited liability company ("Marlin IDR Holdings"), pursuant to which, among other things, NuDevco Midstream Development and Marlin IDR Holdings would assign all of their Common Units and Subordinated Units and 10 Incentive Distribution Units to the Partnership in exchange for, among other things, the termination of certain commercial contracts on which AES has defaulted;

WHEREAS, AES, NuDevco Midstream Development and Marlin IDR Holdings are not Affiliates of  the General Partner and the Board of Directors of the General Partner has determined that the Transaction is in the best interests of the Partnership Group;

WHEREAS, in connection with the Transaction, the Board of Directors of the General Partner determined that the amendments to the Partnership Agreement contained in this Amendment do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; and

WHEREAS, the General Partner approved this Amendment and deemed it advisable and in the best interests of the Partnership Group.

NOW, THEREFORE, the General Partner hereby adopts the following:

A.Amendments.  The Partnership Agreement is hereby amended as follows:

1.The definition of "Subordination Period" in Section 1.1 of the Partnership Agreement is hereby amended to add the following as a new paragraph at the end of such definition:

"Notwithstanding anything to the contrary in this Agreement (i) for the avoidance of doubt, the Subordination Period shall only expire on the date one of the preceding events stated in paragraphs (a), (b) or (c) of this definition occur and shall not expire merely because no Subordinated Units are Outstanding, and (ii) if no Subordinated Units are Outstanding, the words "that are senior or equal in right of distribution to the Subordinated Units" in paragraphs (a) and (b) of this definition of Subordination Period shall be read to be replaced with the words "that are senior or equal in right of distribution to the Common Units"."

2.Section 1.1 of the Partnership Agreement is hereby amended to add the following as new definitions in alphabetical order:

""AES Transaction" means the transactions contemplated to occur pursuant to the terms and conditions set forth in that certain Settlement Agreement Regarding AES Contracts, to be dated on or about March 30, 2016, among the Partnership, Marlin Midstream, Marlin Logistics, NuDevco Midstream Development, Associated Energy Services, LP and Marlin IDR Holdings."

3.Section 7.11 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

"Section 7.11 Purchase or Sale of Partnership Interests.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.10 or in connection with the AES Transaction, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period.  As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and X.  Notwithstanding anything to the contrary in this Agreement or the Delaware Act, (i) any Partnership Interests acquired by the Partnership shall not be canceled and shall be held in treasury until such time as any or all of such Partnership Interests are canceled by the General Partner, and (ii) for all purposes of this Agreement, Partnership Interests held in treasury (A) shall not be considered to be

Outstanding, (B) shall have a Percentage Interest equal to 0%, (C) shall be reissuable by the Partnership, (D) shall not be allocated Net Income or Net Loss pursuant to any provision of this Agreement, (E) shall not be entitled to distributions in accordance with any provision of this Agreement, and (F) the holders thereof in their capacities as such, shall not be entitled to vote nor to be counted for quorum purposes."

B.Agreement in Effect.  Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C.Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

 (Signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the Effective Date.

General Partner

Azure Midstream Partners GP, LLC

By:
Name: I. J. “Chip” Berthelot, II
Title: President

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF AZURE MIDSTREAM PARTNERS, LP